EXHIBIT NO. 99.(j) 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm(s) and Financial Statements” and "Appendix M – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information of MFS Aggressive Growth Allocation Fund, MFS Conservative Allocation Fund, MFS Emerging Markets Equity Fund, MFS Growth Allocation Fund, MFS International Growth Fund, MFS International Intrinsic Value Fund, MFS International Large Cap Value Fund, MFS Managed Wealth Fund and MFS Moderate Allocation Fund, a series of MFS Series Trust X, in Post-Effective Amendment No. 165 to the Registration Statement (Form N-1A, No. 33-1657).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated July 16, 2021, with respect to the financial statements and financial highlights of MFS Aggressive Growth Allocation Fund, MFS Conservative Allocation Fund, MFS Emerging Markets Equity Fund, MFS Growth Allocation Fund, MFS International Growth Fund, MFS International Intrinsic Value Fund, MFS International Large Cap Value Fund, MFS Managed Wealth Fund and MFS Moderate Allocation Fund, included in the Annual Reports to Shareholders for the fiscal year ended May 31, 2021.

Ernst & Young LLP
/s/ Ernst & Young LLP

Boston, Massachusetts

September 24, 2021